UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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QUEPASA CORPORATION
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April 13, 2011

Dear Stockholders:

Since relaunching the Quepasa brand as a social network in 2008, we have experienced tremendous user growth across Latin America. In 2010 alone our userbase grew by 255% to a total of more than 27.2 million registered users, from 7.6 million at year end 2009. Brazil and Mexico were the largest contributors to this growth, accounting for 24% and 14% of our new users, respectively.  We are focused on continuing our rapid user growth, while deepening our users’ engagement with the site by offering users compelling features and content centered on the following themes:

1.	Social Discovery – Our user experience is designed to facilitate the discovery of new people and content, in lieu of focusing exclusively on users’ “real world” friend networks.

2.
Social Gaming – Our Open Social API brings culturally relevant social gaming titles to the Quepasa audience by way of third party game developers. In addition, we acquired a Brazilian social games developer, TechFront in Q1, 2011, through which we will publish culturally relevant social games to Quepasa and other audience networks, such as Orkut and Facebook.

3.
Contests – Our proprietary Distributed Social Media technology is a social media advertising solution that gives the Quepasa audience an opportunity to compete for prizes in engaging, viral contests sponsored by brands targeting Latino audiences.

By building an experience around these core themes, we believe we will not only create a clear and differentiated value proposition for existing and potential users, but also successfully monetize those users.

Sincerely,

/s/ John Abbott

John Abbott
Chairman and Chief Executive Officer